Exhibit 10.1
SEVERANCE AGREEMENT
     This Severance Agreement (“Agreement”) is made as of January 4, 2008 (the “Effective Date”) between [                    ] (“Executive”) and Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), collectively referred to as the “Parties.”
     A.     The Company desires to provide Executive with severance benefits in the event his employment is terminated by the Company without Cause or following a Change of Control (both as defined below).
     Executive and the Company hereby agree as follows:
     1.     Employment . Executive is employed by the Company on an at-will basis meaning that either party may terminate the relationship at any time, for any lawful reason.
     2.     Termination of Employment .
      a.     Termination for Cause . The Company may terminate the employment of Executive at any time for Cause (such termination being herein called “a Termination for Cause”). For the purposes of this Agreement, “Cause” will include the following:
i.	Executive’s dishonesty involving or affecting the Company, or any misappropriation of the funds or property of the Company;

ii.	Executive’s conviction of a crime that constitutes (1) a felony, (2) a misdemeanor involving moral turpitude or (3) criminal conduct which has, or could reasonably be expected to have, an adverse effect on the Company, its business, reputation or interests;

iii.	Breach of any written agreement between Executive and the Company or to which the Company and Executive are Parties, or a breach by Executive of any fiduciary duty or responsibility to the Company;

iv.	The refusal of Executive to follow the reasonably assigned duties or comply with the policies and directives of the Company if not cured within thirty (30) days following written notice by the Company;

v.	The misconduct, failure or negligence of Executive in the performance of his duties if not cured within thirty (30) days following written notice by the Company; or

vi.	Use of alcohol or drugs which interferes with the performance of Executive’s obligations or duties under this Agreement; or any use of illegal drugs.
      b.     Termination Without Cause . The Company may terminate Executive’s employment for any legal reason at any time, without notice (“Termination without Cause”).

3.    Effect of Termination .
     a.     Termination by the Company Without Cause . If Executive is terminated without Cause by the Company, Executive will be entitled to receive twelve (12) months (“Severance Period”) of severance pay calculated using his annualized base salary at the time of termination (excluding any benefits or bonuses). Severance will be paid out over the Severance Period in accordance with the Company’s regular payroll. If Executive commences employment or receives an offer of employment during the Severance Period, Executive has an affirmative obligation to inform the Company and the severance payments from the Company will immediately cease effective on the date of his first day of reemployment.
     b.     Termination by the Company for Cause . Upon the termination of Executive’s employment pursuant to a Termination for Cause, Executive will be entitled to receive only Executive’s annualized base salary (pro rata) through the date of Executive’s termination. If Executive is terminated for Cause, he will not be entitled to any severance payments (as detailed in Paragraph 3 (a) of this Agreement) from the Company.
     c.     Voluntary Termination . If the Executive voluntarily terminates Executive’s employment with the Company, for any reason, Executive will be entitled to receive Executive’s annualized base salary (pro rata) through the date of Executive’s termination. Except as provided in Paragraph 3(e) of this Agreement, if Executive terminates his employment with the Company, for any reason, Executive will not be entitled to the severance payments (detailed in Paragraph 3(a) of this Agreement) from the Company. If the Company receives notice from the Executive of his intent to leave the Company and the Company elects to immediately end the employment relationship, Executive will not be entitled to any severance payments (as detailed in Paragraph 3(a) of this Agreement) from the Company.
     d.     Death or Disability of Executive . If Executive dies or becomes disabled during the term of this Agreement, Executive will be entitled to receive Executive’s annualized base salary (pro rata) through the date of Executive’s termination. Executive will be considered “disabled” if by reason of any mental, sensory, or physical impairment, Executive is unable to perform the essential functions of Executive’s duties hereunder with or without reasonable accommodation, or any such accommodations would impose an undue hardship on the Company’s business. If Executive’s employment is terminated due to death or disability, Executive will not be entitled to any severance payments (as detailed in Paragraph 3(a) of this Agreement) from the Company.
     e.     Change of Control . If Executive is terminated for Cause, without Cause, or voluntarily terminates his employment within six (6) months following a Change of Control, Executive will be entitled to receive twelve (12) months of severance pay calculated using his annualized base salary at the time of termination (excluding any benefits or bonuses). Severance will be paid out over the Severance Period in accordance with the Company’s regular payroll. If Executive commences employment or receives an offer of employment during the Severance Period, Executive has an affirmative obligation to inform the Company and the severance payments from the Company will immediately cease effective on the date of his first day of reemployment. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (i) any person or group of persons becomes the beneficial owner of thirty-five percent (35%) or more of any equity security of the Company entitled to vote for the election of directors; (ii) a majority of the members of the board of directors of the Company is replaced within the period of less than two (2) years by directors not nominated and approved by the board of directors; or

(iii) the stockholders of the Company approve an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation) or to merge or consolidate with or into another corporation except for a merger whereby the stockholders of the Company prior to the merger own more than fifty percent (50%) of the equity securities entitled to vote for the election of directors of the surviving corporation immediately following the merger.
     4.     Prior Agreements . This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied relating to such matters. This Agreement supersedes any prior agreements relating to the payment of severance to Executive by the Company.
     5.     Assignment . This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, provided that this Agreement may not be assigned by Executive.
     6.     Governing Law . Because (a) Company is a Minnesota company with its principal place of business in Minnesota, (b) many of Company’s significant contracts are governed by Minnesota law, and (c) it is mutually agreed that it is in the best interests of Company customers, vendors of the Company, and employees that a uniform body of law consistently interpreted be applied to the relationships that Company has with other such persons and entities, this Agreement is deemed entered into in the State of Minnesota between Company and Executive. The substantive laws of Minnesota and the exclusive jurisdiction and venue of the courts of Minnesota will be applicable hereto on the terms and conditions of this Section.
     7.     Section Headings; Gender; Number . The section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
     The Parties have executed this Agreement effective as of the Effective Date.

Date

Date	FAMOUS DAVE’S OF AMERICA, INC.
By
Its

3